EXHIBIT 99.1

Houston Wire & Cable Company Reports Results for the Quarter Ended September 30, 2019

HOUSTON, Nov. 07, 2019 (GLOBE NEWSWIRE) -- Houston Wire & Cable Company (NASDAQ: HWCC) (the “Company”) announced operating results for the third quarter ended September 30, 2019.

Third Quarter 2019 Summary

Revenues for the quarter totaled $85.4 million, decreasing $4.7 million, or 5.2%, compared to $90.1 million in the third quarter 2018. The net loss was $(0.7) million, compared to net income of $2.5 million in the prior-year period. The net loss included a $1.8 million after-tax charge related to the closure of the Vertex Attleboro, MA distribution center. EPS totaled $(0.04), with the Attleboro charge having a negative impact of $0.11 per share.

Jim Pokluda, President and Chief Executive Officer commented, “Industrial market demand weakened versus the prior year period, and revenue declines in oil and gas, fastener, and offshore drilling end markets negatively impacted our results.  We estimate that sales decreased approximately 3% from the prior year quarter when adjusted for aggregate changes in metals prices.  We estimate sales for our project business, which targets end markets for Utility Power Generation, Environmental Compliance, Engineering & Construction, Industrials, and Mechanical Wire Rope, decreased approximately 1% while Maintenance, Repair, and Operations (MRO) sales were down approximately 4%, as compared to the prior year and adjusted for metals prices.”

Recent market headwinds have put pressure on pricing and, despite progress with pricing and product mix, gross margin at 22.8% decreased 100 basis points from the prior year.  Operating expenses at $19.5 million were up $1.2 million from the prior year, although excluding the Attleboro charge, operating expenses were down $1.1 million, or 5.8%, in line with the sales decline.

Debt at the end of the quarter was $77.9 million, an increase of $4.5 million over the prior year’s quarter.  This increase in debt is primarily due to payment for an opportunistic inventory purchase at the end of the second quarter.  The average debt of $78.0 million was $1.1 million higher than the average for the prior year quarter.  The average effective interest rate was 4.0% per annum, which was near flat with the second quarter of 2019 and a 20-basis point increase over the prior year quarter.  The result is that interest expense for the quarter was near flat sequentially and increased 9.9%, or $73 thousand, to $812 thousand versus the prior year.

Third Quarter Developments

On July 22, we reached an agreement with the landlord of the Vertex warehouse in Attleboro, MA which provides for the early termination of the lease during the fourth quarter 2019.  We agreed to pay $2.5 million, which includes $0.3 million for repairs, in consideration for the reduction in lease term.  In connection with the closure of the Attleboro warehouse, we are more than doubling Vertex’s Chicago warehouse capacity and will open a new distribution center in Edison, NJ by the end of 2019.  Going forward, it is anticipated that the net annual operating expense savings resulting from these warehouse activities will be approximately $1 million.

In September, we successfully implemented a new ERP system in the Electrical business unit.  The new ERP system will allow us to expand our digital activities which are focused on improved efficiencies in operations and enhanced customer service.

As previously announced, the Company reactivated its stock repurchase program in August, and the company repurchased 235 thousand shares for $1.1 million during the third quarter.

Mr. Pokluda further commented “as we move into the final quarter of the year, despite seeing lessened activity in certain industrial end markets, we continue to manage what is within our control, and as evidenced by our Vertex restructuring and ERP implementation, make strategic investments in people, processes, and technology that will deliver benefits.  Finally, our operational excellence remains at peak levels, customer satisfaction is very high, and expense management, working capital management, and prudent allocation of capital remain our top priorities.”

Conference Call
The Company will host a conference call to discuss third quarter results tomorrow, Friday, November 8, 2019, at 10:00 a.m., C.D.T.  Hosting the call will be James Pokluda, President and Chief Executive Officer and Christopher Micklas, Vice President and Chief Financial Officer.

A live audio web cast of the call will be available on the Investor Relations section of the Company’s website www.houwire.com.

Live call dial-in numbers are as follows:
Toll-Free: (800) 936-7954
International: (720) 545-0048
Conference ID # 2843006

Approximately two hours after the completion of the live call, a telephone replay will be available until November 15, 2019.

Replay, Toll-Free #: (855) 859-2056
Replay, Toll #: (404) 537-3406
Conference ID # 2843006

About the Company
With 44 years’ experience in the industry, Houston Wire & Cable Company, an industrial distributor, is a large provider of products in the U.S. market. Headquartered in Houston, Texas, the Company has sales and distribution facilities strategically located throughout the United States.

Standard stock items available for immediate delivery include continuous and interlocked armor cable; instrumentation cable; medium voltage cable; high temperature wire; portable cord; power cable; primary and secondary aluminum distribution cable; private branded products, including LifeGuard™, a low-smoke, zero-halogen cable; mechanical wire and cable and related hardware, including wire rope, lifting products and synthetic rope and slings; corrosion resistant fasteners, hose clamps, and rivets.

Comprehensive value-added services include same-day shipping, knowledgeable sales staff, inventory management programs, just-in-time delivery, logistics support, customized online ordering capabilities and 24/7/365 service.

Forward-Looking Statements
This release contains comments concerning management’s view of the Company’s future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that forward-looking statements are inherently uncertain and projections about future events may, and often do, vary materially from actual results.

Other risk factors that may cause actual results to differ materially from statements made in this press release can be found in the Company’s Annual Report on Form 10-K and other documents filed with the SEC. These documents are available under the Investor Relations section of the Company’s website at www.houwire.com.

Any forward-looking statements speak only as of the date of this press release and the Company undertakes no obligation to publicly update such statements.

CONTACT:

      Christopher M. Micklas
      Chief Financial Officer
      Direct:  713.609.2114
      Fax:  713.609.2168
      cmicklas@houwire.com

HOUSTON WIRE & CABLE COMPANY
Consolidated Balance Sheets
(In thousands, except share data)

	September 30,	December 31,
	2019	2018
	(unaudited)
Assets
Current assets:
Cash	$6	$1,393
Accounts receivable, net:
Trade	55,681	52,946
Other	4,847	6,847
Inventories, net	105,867	94,325
Income taxes	1,323	435
Prepaids	1,508	737
Other current assets	768	—
Total current assets	170,000	156,683

Property and equipment, net	13,890	11,456
Intangible assets, net	10,596	11,179
Goodwill	22,353	22,353
Operating lease right-of-use assets, net	9,872	—
Deferred income taxes	578	930
Other assets	464	456
Total assets	$227,753	$203,057

Liabilities and stockholders’ equity
Current liabilities:
Book overdraft	$—	$—
Trade accounts payable	12,289	11,253
Accrued and other current liabilities	19,547	19,232
Operating lease liabilities	4,737	—
Total current liabilities	36,573	30,485

Debt	77,903	71,316
Operating lease long term liabilities	7,671	—
Other long term liabilities	1,658	578
Total liabilities	123,805	102,379

Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized: 20,988,952 shares issued: 16,408,916 and 16,611,651 outstanding at September 30, 2019 and December 31, 2018, respectively	21	21
Additional paid-in-capital	53,996	53,514
Retained earnings	109,282	105,975
Treasury stock	(59,351)	(58,832)
Total stockholders’ equity	103,948	100,678
Total liabilities and stockholders’ equity	$227,753	$203,057

HOUSTON WIRE & CABLE COMPANY
Consolidated Statements of Operations
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018

Sales	$85,403	$90,074	$255,999	$268,952
Cost of sales	65,972	68,681	194,772	204,723
Gross profit	19,431	21,393	61,227	64,229

Operating expenses:
Salaries and commissions	9,249	9,778	27,673	28,878
Other operating expenses	9,602	8,028	24,994	23,016
Depreciation and amortization	667	541	1,754	1,627
Total operating expenses	19,518	18,347	54,421	53,521

Operating income (loss)	(87)	3,046	6,806	10,708
Interest expense	812	739	2,291	2,156
Income (loss) before income taxes	(899)	2,307	4,515	8,552
Income tax expense (benefit)	(178)	(148)	1,309	1,544
Net income (loss)	$(721)	$2,455	$3,206	$7,008

Earnings (loss) per share:
Basic	$(0.04)	$0.15	$0.19	$0.43
Diluted	$(0.04)	$0.15	$0.19	$0.42
Weighted average common shares outstanding:
Basic	16,443,446	16,404,805	16,475,131	16,380,807
Diluted	16,443,446	16,563,245	16,558,068	16,492,217

HOUSTON WIRE & CABLE COMPANY
Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Nine Months Ended September 30,
	2019	2018

Operating activities
Net income	$3,206	$7,008
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	1,754	1,627
Amortization of unearned stock compensation	1,083	1,085
Non-cash lease expense	5,143	—
Provision for refund liability	751	40
Provision for inventory obsolescence	426	813
Deferred income taxes	453	(1,537)
Other non-cash items	101	53
Changes in operating assets and liabilities:
Accounts receivable	(1,546)	(7,668)
Inventories	(11,968)	833
Prepaids	(771)	316
Other assets	(817)	(192)
Lease payments	(3,016)	—
Book overdraft	—	(1,300)
Trade accounts payable	1,036	901
Accrued and other current liabilities	(1,186)	(267)
Income taxes	(888)	(101)
Other operating activities	1,311	(72)
Net cash (used in) provided by operating activities	(4,928)	1,539

Investing activities
Expenditures for property and equipment	(1,742)	(1,210)
Net cash used in investing activities	(1,742)	(1,210)

Financing activities
Borrowings on revolver	266,322	270,609
Payments on revolver	(259,735)	(270,761)
Payment of dividends	(30)	(39)
Purchase of treasury stock/stock surrendered on vested awards	(1,120)	(138)
Lease payments	(154)	—
Net cash provided by (used in) financing activities	5,283	(329)

Net change in cash	(1,387)	—
Cash at beginning of period	1,393	—

Cash at end of period	$6	$—